UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 10, 2006

STANDARD AERO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	333-124394	98-0432892
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
500-1780 Wellington Avenue,
Winnipeg, Manitoba, Canada R3H 1B3
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (204) 987-8860
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.
     On April 12, 2006, Standard Aero Holdings, Inc. (the “Company”) issued a press release announcing its determination to restate certain of its financial statements as described in Item 4.02(a) of this Current Report and disclosing the effect of the restatement on certain of its reported results. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated into this Item 2.02 by reference.
     The information contained in this Item 2.02, including the information contained in the press release attached as Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act except as expressly set forth by specific reference in such filing.

Item 4.02(a).	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
Restatement and Non-Reliance
     On April 10, the Audit Committee of the Board of Directors of the Company concluded, based on management’s recommendation, that the Company’s consolidated financial statements and other financial information as of December 31, 2004, March 31, 2005, June 30, 2005 and September 30, 2005 and for the period from August 25, 2004 through December 31, 2004 (the “2004 Post Acquisition Period”), the third quarter of 2004 (covering the period from August 25, 2004 through September 30, 2004), and the three months ended March 31, 2005, June 30, 2005 and September 30, 2005 (collectively, the “Restated Periods”) should no longer be relied upon. The Audit Committee has also determined that, in light of the errors discussed below, the Company will restate the financial statements for the Restated Periods. The Company discussed the matters giving rise to the restatement with the Company’s independent registered public accountants. The Company also identified material weaknesses in the Company’s internal control over financial reporting as of December 31, 2004 and through December 31, 2005.
Background of the Restatement
     The adjustments as described below are preliminary and subject to revision.
     The determination to restate the consolidated financial statements and other financial information was made as a result of management’s assessment of accounting errors identified by the Company and its independent registered public accounting firm, PricewaterhouseCoopers, LLP (“PwC”) during the preparation of its annual 2005 financial statements. The Company’s assessment of certain identified accounting errors resulted in the adjustments described below to previously reported periods.
     Error in Recording Loss Contract. At the time of the Company’s acquisition of the maintenance, repair and overhaul, or MRO, business of Dunlop Standard Aerospace Group Limited on August 24, 2004 (the “Acquisition”), under Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS 141”), the Company should have valued a loss-making contract (the “Loss Contract”) at its present value at the time of the Acquisition based on losses projected to be incurred under the terms of the Loss Contract as a liability on the Company’s consolidated balance sheet. The recorded value of the liability would then be subsequently re-measured at each reporting date. The Company underestimated the liability at the time of the Acquisition because it erroneously accounted for the Loss Contract in accordance with the principles set forth in SFAS No. 5, Accounting for Contingencies, rather than pursuant to SFAS 141. Subsequently, the Company recorded losses under the contract at the time they became reasonably estimable, rather than appropriately against the liability associated with the Loss Contract that should have been established at Acquisition.
     The correction of the error in accounting for the Loss Contract in the restatement will result in:
•	changes to the Company’s opening consolidated balance sheet as of the date of the Acquisition to reflect an increase for the liability related to the Loss Contract of $3.3 million representing the present value of the Loss Contract as of the date of the Acquisition (the “Loss Contract Liability”) partially offset by an increase of $2.1 million in the carrying value of goodwill, net of $1.2 million of deferred taxes;

•	changes to the Company’s consolidated balance sheet at the end of each of the Restated Periods to reflect (1) the re-measured present value of the Loss Contract Liability over the life of the Loss Contract and (2)

reductions in the carrying amount of the Loss Contract liability as costs are incurred in excess of the net realizable value of inventory;

•	changes to cost of revenues in the Company’s consolidated statements of operations for each of the Restated Periods reflecting the elimination of the actual losses previously recognized and changes to non-cash interest expense reflecting the present value accretion associated with the Loss Contract Liability; and

•	a charge or credit to cost of revenues line item in the Company’s consolidated statements of operations in each of the Restated Periods to reflect changes in the re-measured carrying value of the Loss Contract Liability over those periods.
     Accounts Receivable Error. As a result of errors in calculations, the Company’s accounts receivable were overstated as of December 31, 2004 and its cost of revenues were understated for the period ended December 31, 2004. The failure to promptly identify and correct this error resulted in the overstatement of accounts receivable at the end of each of the first, second and third quarters of 2005. These errors arose in connection with accounting for discounts on certain engine parts that the Company receives from one of its primary parts manufacturers. These parts are purchased from a third-party supplier and if they are used or “embodied” during the course of the MRO services provided under certain contracts, the Company receives the discount. During the fourth quarter of 2004, general ledger entries with respect to receivables related to the embodiment discount were miscalculated due to human error, which resulted in an overstatement of the Company’s accounts receivable by approximately $1.5 million and a corresponding understatement of costs of revenues. This miscalculation only affected the general ledger and the overstated amount was never invoiced to the Parts Manufacturer. As a result, it was neither identified to the Company by the Parts Manufacturer as an error, nor reduced as a result of a payment by the Parts Manufacturer. The failure to identify and correct this error in subsequent quarters resulted in the accounts receivable on the Company’s consolidated balance sheets being overstated by approximately $1.5 million at December 31, 2004 and at the end of each of the first three quarters of 2005.
     The correction of the accounts receivable error in the restatement will result in:
•	changes to the Company’s consolidated balance sheets to reflect the elimination of approximately $1.5 million in overstated accounts receivable at December 31, 2004 and at the end of each of the first three quarters of 2005;

•	a $1.5 million increase in cost of revenues in the Company’s consolidated statements of operations for the 2004 Post Acquisition Period reflecting the elimination of the overstated accounts receivable at period end; and

•	a credit of $0.6 million to income tax expense in the Company’s consolidated statements of operations for the 2004 Post Acquisition Period reflecting the income tax effect of the decrease in operating income caused by the increase in cost of revenues.
     Other adjustment. The Company also recorded an adjustment identified during 2004 that increased fixed assets and decreased depreciation expense by $0.3 million.
     The Company anticipates that the aggregate effect of the restatement will be to decrease its cost of revenues for each of the restated periods and increase its reported income from operations, income before income taxes and net income. The Company does not believe that the restatement will affect any cash balances.
     In connection with its evaluation of the restatement described above, management has concluded that the restatement was a result of material weaknesses in the Company’s internal control over financial reporting.
     The Public Company Accounting Oversight Board’s Audit Standard No. 2 defines a material weakness as a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified as having been in existence as of December 31, 2004 and through December 31, 2005:
     The Company did not maintain effective controls over the valuation and presentation of its loss contracts accrued liability. Specifically, the Company’s controls over the application and monitoring of accounting policies with respect to loss contracts acquired in connection with a purchase business combination were ineffective to ensure that such contracts were recorded in accordance with generally accepted accounting principles. This control deficiency resulted in the restatement of the Company’s consolidated financial statements for the restated periods as well as an audit adjustment to the 2005 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of the inventory, goodwill, accrued liabilities, cost of revenues and interest expense accounts that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, management determined that this control deficiency constitutes a material weakness.
     The Company did not maintain effective controls over the valuation of discounts recorded within its accounts receivable account. Specifically, the Company lacked effective controls, including monitoring, to ensure that its embodiment discount receivable account was appropriately valued and recorded. This control deficiency resulted in the restatement of the Company’s consolidated financial statements for 2004, and each of the first three quarters of 2005. Additionally, this control deficiency could result in a misstatement of accounts receivable and cost of revenues that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, management determined that this control deficiency constitutes a material weakness.
     The restatement will be reflected in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and in amended Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005. The impact of these errors attributable to the quarter ended March 31, 2005 will be restated as part of the 10-Q filing for the quarter ended March 31, 2006, as the Company was not previously required to file a 10-Q for the first quarter of 2005.
     The Company is in the process of evaluating the effect of the material weaknesses on the Company’s disclosure controls and procedures as of December 31, 2005 and is considering the extent to which the material weaknesses affect the disclosures relating to its disclosure controls and procedures contained in its Forms 10-Q for the second and third quarters of 2005.
     The Audit Committee of the Company’s Board of Directors has discussed the matters disclosed in this Current Report on Form 8-K with PwC.

Item 9.01.	Financial Statements and Exhibits
(c) Exhibits
99.1 Press release dated April 12, 2006 announcing and describing the restatement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD AERO HOLDINGS, INC.

Date: April 12, 2006	By:	/s/ Bradley Bertouille

Bradley Bertouille Chief Financial Officer